Exhibit 99.1

E2open Extended Product Demo

Transcript

October 16, 2020

Michael Farlekas (President & CEO):

Our global customers operate at a very large scale and what they struggle with is really the systems architecture that they have to solve very complex problems. They have a hard time getting the information from where it is actually created to where it can be used in real time. E2open helps companies operate their business with a lot more efficiency and unchains the constraints within their existing architecture.

Companies don't think about doing a planning process or executing a transportation process. What they really want to do is run their business. The solutions we offer our customers solve incredibly complex problems for the world's biggest companies. Our data connectivity and the algorithm we provide are unique to the marketplace. We're not really running a supply chain; we're running a business.

Pawan Joshi (EVP Products & Strategy):

I think it is extremely exciting where E2open is today, which is the intersection of connectivity, decision making, and decision execution. That is the core of what supply chain is all about - the industries and the business activity that produce data. Supply chains arguably produce the most amount of data. By that I mean that the network represents an ecosystem and that's really at the core of what we do. When you take one step forward and can monitor and manage that process all of a sudden, you now need to make automated decisions on top of that. AI and machine learning-enabled, demand-sensing inventory optimization technologies allow us to come up with a more accurate forecast and a more accurate demand picture.

We have been doing demand sensing and machine learning for 10, 12, 15 years and we have been doing it at some of the largest consumer goods manufacturers in the world. Decision making doesn’t stop with one person knowing what the decision is and going to execute that decision. It must be shared. We spend a tremendous amount of energy building out what we call Harmony, which is our user experience that allows for seamless navigation across decisions and insights and workflows that provide a valued approach to solving exceptions.

We have end-to-end connectivity not just in terms of where stuff is made and where inputs are procured, but also in terms of how products are distributed, and how they actually get it into the hands of the end consumer.

We have been extremely lucky to be part of the transformational journey a lot of our customers have gone through. We feel a sense of pride looking at what we have been able to help them accomplish.

Michael Farlekas (President & CEO):

Hello. My name is Michael Farlekas, President and CEO of E2open. We are very pleased to show you a short demo of our operating platform. Pawan, please introduce yourself.

Pawan Joshi (EVP Products & Strategy):

Thank you, Michael. My name is Pawan Joshi. At E2open, I'm responsible for products and strategy and I'm happy to be walking you through a short summary of some of the capabilities of our platform.

Michael Farlekas (President & CEO):

Thank you, Pawan. Today, we are going to show you just a very short example of how our clients use our platforms to make their operations more efficient, more reliable, and more resilient. Pawan, I'll turn it over to you.

Pawan Joshi (EVP Products & Strategy):

Thank you, Michael. I will be walking you through the platform and showing you the specifics of how we come to the scenario that Michael just described.

In this example, there are two product lines, laptops and desktops. I can narrow that down and see what's happening from both a laptop and desktop standpoint. What I can also see in this particular view is a set of KPIs at the top that allows me to manage my entire business, all the way from what's happening in my channel, to how my forecasting process is doing, to how well I can attain my forecast with respect to the supply that I have in terms of finished goods in order to meet my demand. I also see these four graphs and they help me figure out what happened in the past in terms of the channel, and what's projected to happen in the future, given what I'm able to sell versus what I am able to produce. Then, through the entire supply process, I’m able to identify where the constraints are. In this example, these products are sold by the brand owner. They utilize the contract manufacturing facility, CMX, which is one tier down and they also use parts and components, which include memory, CPU, processors and so on and so forth to produce their products in market.

That's the entire supply chain and scope that we will talk about here. Very quickly, I'm going to drill down into specific parts of the supply chain right from this dashboard. The first example that I want to show you is the drill down from this dashboard into what's happening in the channel. I sell, in this case, through two primary channels - the retail channel and the distributed channel. With a click of a button, I'm able to navigate down to the retail channels that I am selling through and see what is happening week by week over the prior week.

In this example, I have three major retailers that I sell through - Walmart, Amazon, and my own online channel. I can figure out what my revenue was last week and I also am able to articulate and figure out what the sales are in the last week period. The reason why we can do that is because of our channel ecosystem. We have access to information through all major retailers, in terms of point of sales information. We know what their on-shelf inventory is, as well as their back-of-store inventory or DC level inventory. In case of stock outs (i.e., when we have zero on shelf inventory), we know how long that zero on-shelf inventory was missing and as a result we can figure out what the dollar value of those stock outs are.

Why does this become interesting? If I'm the chief channel officer managing the retail side of the business, I want to understand which one of my products is selling better, which one of my retailers is selling better, and in what part of the world my retail channel is doing better than those in others. As a result, I can also start seeing what my opportunity cost is. In this example, last week I had half a million dollars' worth of lost sales that I could have gained or leveraged if I had enough supply in the market.

Another example of this is if I look at what's happening in the overall channel. The number thirteen indicates the amount of inventory here in my channel. I have thirteen days' worth of inventory based on my current sell through and sell rate. If I double click on it, I see a much more holistic and global view of my channels. It shows me not just the retailers, but also my tier one distributors and tier two distributors. Notice that at the click of a button, I can very quickly navigate down and see what's happening visually across the globe, and I am also able to see what's happening in a detailed fashion in the table at the bottom.

Just as I talked about the retail ecosystem being able to present data from the channel, for distributors like CAW I can see what the sale of laptops was last week. I can compare that to what the sales were in a period prior to that and in this example, last year the same week, I show how much inventory I had on hand. Also, I can use my selling rate to compute how many days of coverage I have. I can see how much inventory is sitting here and depending on how much I'm selling through, I can determine how many days I have coverage for. Furthermore, I am also able to look at shipments coming into distributors and figure out how much inventory buildup is happening. We do that in this example for both laptops as well as desktops. If I'm a chief channel officer of the company, my primary focus is on the channel side and these are the two KPIs I am working on. I can figure out who my retailers are, who my channel partners are, and what products are selling.

This is interesting from that perspective, but where the connected supply chain or value of the platform comes in is the output of that information. One of the pieces of utilization of that information becomes an early warning into what my forecast needs to be or what my demand will be in the future. These two KPIs that you see here in terms of the forecast change for desktops and laptops are a result of that. As we are collecting information on a periodic basis, we are running a demand sensing engine that is taking all this information and computing and sensing a better value for the forecast.

The number that I clicked on was a 35% increase for our laptop forecast. When I double-click from this dashboard, I jump into my demand sensing application. What this is showing me is the blue line, which represents the prior week's forecast. I also see the gold line that accounts for everything that happened in terms of sell through in the last week and all sorts of attributes - historical attributes, attributes around customer sentiment, attributes around weather patterns, and attributes around other extraneous circumstances. It took all that in, computed a new forecast and that is represented by the gold line. The difference between the blue line and the gold line represents a 35% increase in forecast for laptops.

Now, this is interesting if you think about it from a traditional demand planning process. And again, the demand planning process itself through our unified platform becomes better because it has information from the channel. Our platform doesn't stop there. We take that demand forecast and run it through our supply planning process, which, in this example, is not just looking at the finished goods inventory that the brand owner has access to, but it is also looking at what the production plan was at the contract manufacturer, looking at available capacity, looking at the material that is coming in from the tier two suppliers, and able to figure out whether they can meet the 37% increase in forecast that we are seeing for laptops as a brand owner.

This process happens automatically, and the system is now indicating that as I run my demand sensing output through my supply planning process, which looks at multiple tiers of the supply network – It is coming back and saying, “Given what's happening in the supply side, I can only meet 85% of the forecast that you are projecting.” This is the difference between my $103 million worth of forecasted sales and the $87 million worth of goods I can ship out, resulting in only achieving 85% attainment.

At the highest level we can show you what the possibilities are and given this current state of the supply chain, what you can do. We don’t stop there. We are also able to look at how much runway exists to resolve this exception. This projected finished goods inventory of supply is a good indicator of that. This tells me that in about a week and a half, I am going to start having stock outs across all my distribution centers for my laptops.

The red bar indicates that for desktops, I'm perfectly fine. The blue bar for laptops indicates that in about a week and a half I will start running out of inventory. If you think about it from a supply chain operations standpoint, I have about a week or a week and a half to go resolve this exception. If I am not able to resolve it in that period, I am going to start running out of material.

The reason we are able to figure this out is because we have access to, and connect to, the CMX factory, the contract manufacturing facility where the brand owner is getting the products made. We also have visibility into the capacity of the factory and the incoming components that the factory makes. While running our supply plan process across these multiple tiers to see whether we are able to hit the forecast, we have identified certain exceptions. In this case, we are running about 50,000 units short in memory chips because we are not able to meet the increased forecast or increased demand that we are projecting. As a result, I am seeing a $13 million impact, which is really the difference between what the forecast is and what I am able to ship out. That is the reason why we are only able to meet 85% of the forecast.

Now, this is good from understanding where the problem is, but how do you resolve this exception? How do I actually go and solve this problem? From here I am able to, with the single click of a button, contextually navigate down to exactly the location and identify the material that is causing the problem. In this particular case, at the click of a button, I am looking at a CMX factory. I am looking at my memory chip. I am looking at what my week by week requirements are for the chip, I am looking at what my supply plan is, and then based on my consumption I can see that in about a week and a half, I'm going to start running out of the memory chips. This is why I only have a week and a half of runway.

We have gone from the highest level of the supply chain all the way down to an individual node to see what the operations are. Now, from here, the typical supply planning process and exception resolution happens by trying to figure out how I resolve this exception. In this example what we have are two scenarios. One, is there a possibility for me to expedite and get those 50,000 units of extra chips into the factory, or two, can I actually substitute that particular memory chip with a different memory chip with the same form factor function?

We are now able to look at that baseline which is my current view and evaluate the expedited scenario as well as the substitute scenario to see what happens. The expedited scenario has a slightly higher delivery cost whereas the substitute scenario impacts the delivery margin quite a bit. You see, both the expedited and the substitute solutions allow me to resolve the exception. The expedited scenario costs me more in terms of the delivery costs and the substitute scenario costs me more in terms of margin. But overall, when I look at all five things, I am able to figure out that my substitute option is a better way to resolve this exception.

So as a planner I'm now able to see substitution is a way for me to do it and I am able to actually spend about $25,000 more to gain the upside of $13 million. That is something I am willing to do, and at the click of a button, not only am I able to figure out what my options are to solve this exception, but I am also able to communicate to my supplier and ask them whether they can meet the additional 50,000 units.

When I execute this scenario, the view that the supplier sees is something very similar. I am going to show you that particular view. This is a view from the supplier standpoint. The supplier looks at this factory and the supplier calls it a U.S. factory, not a CMX factory. The supplier's part number is PJ-321A. This is the demand that they see for this chip. This is the firm supply. This is current inventory that they carry, and the 50,000 units is the suggested plan. This is the substituted order that just dropped in from my brand owner indicating to me as a supplier that I need 50,000 more chips to be delivered at the CMX factory at my tier one customer so that I can produce the chips and the contract manufacturer can produce the laptops for the brand owner in this particular case.

When I, as a supplier, accept this, these 50,000 units go to the contract manufacturer and into the supply plan. The supply plan recomputes, assesses the fact that this 50,000-unit shortfall has actually been resolved through projected supply coming in. As a result, when the plan reruns and we refresh, I see the exception go away. I see the inventory come right back up because I'm not running out of finished goods. I see my projected forecast in my shipments plan get closer to parity, and I see my forecast attainment jump back up to 99%. I can have a pretty good parity between what I'm forecasting and how much of that additional demand I am actually able to capture.

Michael Farlekas (President & CEO):

Our customers manufacture at large scale just trying to do something very fundamental, which is match supply and demand. It is extraordinarily complex as companies scale and become more global. This platform allows our customers to see what's happening in real time and to makes adjustments automatically so that they can constantly keep supply and demand in balance across the entirety of their selling, distribution, and manufacturing infrastructures.

The last piece we will show you is how transportation and logistics are interwoven through this entire process and how our connected platform helps customers not only understand supply and demand and how to match supply and demand, but also how to bring products to market given the physical movement of goods.

Pawan Joshi (EVP Products & Strategy):

This view now shows the state of the execution of that particular plan. It shows me all my major locations. It shows what is happening at each one of those major locations in terms of inventory buildups, in terms of delayed shipments, weather delays, import holds, export holds, so on and so forth. It also can, at a click of a button, overlay my typical trade lanes to show me how products are moving from one location to the other. It’s also starting to overlay other extraneous factors like geopolitical risk, weather, and things like that.

What starts becoming interesting is understanding what this means in terms of movement of goods. At the click of a button, I'm now navigating to a view that shows me all my shipments that are in motion. It is showing me what those ships are, what they are carrying, what their bill of lading is, what their containers are, and predicting what their arrival times are.

Now, in a typical logistics process, I see equipment, I see the shipment that I'm carrying, I see what my required arrival date is, I see what my expected arrival date is, and I start looking for which one is most delayed. From there, I can start expediting those shipments. Now, our approach is a little bit different. Not only are we able to figure out how much those shipments are delayed, but we also have the ability to figure out the impact of that delay.

The first example that you see here is more than seven days delayed. In the “impact analysis” column, I don't see that being marked as red. What does that mean? Again, at the click of a button, if I navigate down to that exact thing I'm now going to see a view of what the impact of that particular shipment being more than seven days late on the destination distribution center. I am moving into region one, DC-1 and I see this is the demand from that DC-1 ship out. I see here the supply that's coming in. I see all my in-transit shipments coming in. I see my predicted inventory and then, when I figure out what my exceptions are (e.g. how much inventory coverage I have). I have enough inventory. Effectively, that seven-day delay is not causing a problem. Now why is that important? If I back out to the screen, I can see that I was moving that particular material over ocean. It probably left ten weeks ago. Ten weeks ago, I forecasted a much higher demand at that particular DC.

Ten weeks later my demand was a little bit lower, and this seven-day delay is not causing any impact. We are able to very quickly figure out which one of these shipments, either running early or running late, is actually causing an impact at the destination. In the absence of understanding the impact, the typical logistics process would be a reverse shot based on the longest delay. You would pick up the phone and start to figure out how to expedite that shipment.

The net result of that seven-day delay of that shipment that was expedited could be that I am possibly paying an extra $5,000 to $10,000 for expediting that particular delay. When the container reaches the port, you pay the extra money, get it to the final distribution center, and the DC realizes that they might not have enough inventory. They probably run out of space and might go across the street to rent out some more space to store the container.

The problem here is all of a sudden I have expedited and spent money doing something that I really should not have done. Not only are we able to slow down the supply chain process and deal with it from a realistic impact analysis standpoint, but in this process, we are also able to drive down the overall spend.

Now the reverse also works for us. In this particular case I see my second shipment has a 1-3 day delay, which is within tolerance, but I see the impact analysis in red. This is the exact opposite scenario. Ten weeks ago, when I started my journey on this particular container shipment, I decided or thought that I would need it at a certain point in time. Now, 10 weeks later as it is getting closer to my final delivery time, when I click on that impact analysis, I see the same view at the final distribution center. This shows me much how much inventory there is, shows me what the supply is, and shows me what my needs are. In this particular case, I see my demand has gone up. My commits remain the same, my in-transits are coming around the same time. Because my demand has gone up, I am going to start to run out of inventory, so I need to actually start doing something about that. In this scenario, I need to either expedite that shipment, or I need to do something else. Let's go back and look at that view again on the dashboard.

Essentially, what we are really doing is saying, “Look this particular shipment was running late, so don't do anything. This particular shipment is running kind of on time, but it still needs to be expedited.” We don't stop here in terms of identifying that. We are also able to identify some resolution options. In this scenario, you’ll see here I have four options. This is my current view. My earliest shortage date is 9/19. I have four ways in which I could resolve it. I could reroute my existing shipment and instead of going from Los Angeles, I can put it on a truck and a driver can go straight to it. I spend a little bit of money, but it doesn't require an approval.

However, I have a couple of other options available also. I can move it from Chicago and send it directly to Austin. I can actually move it from Seattle and airfreight it by using UPS and move it to Austin, and I have some process there. Or actually I can even go in from Brazil on air again, but in this particular case because I am moving it through Brazil, I actually need to do a license check because I'm importing it.

So in this particular scenario what we are able to do is starting to not just identify where there are exceptions, not just identify what shipments are running late, but also identify where the impact is and also be able to identify four to five options in which you can resolve those exceptions and continue to perform.

The net result is that your supply chain is totally unified and connected. The example that we showed all the way from channel collecting information, the channel orchestrating the activities in the channel, using that to better plan for demand, using that to better manage supply, and to identify constraints in the supply chain. We make sure that the right material and the right capacities are deployed. As you are moving through the execution process of transportation and logistics, we constantly evaluate things that are changing. We evaluate the impact of shipments that are early or late or on time with respect to the consumption and are able to drive back into a supply chain process a holistic, unified approach to resolve those exceptions as they are being discovered in the supply chain.

Michael Farlekas (President & CEO):

Thank you Pawan. We hope you enjoyed this brief demonstration of our connected platform. Have a nice day.